UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2009

MIDAS, INC.

(Exact name of registrant as specified in its charter)

Delaware	01-13409	36-4180556
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 Arlington Heights Road, Itasca, Illinois 60143

(Address of Principal executive offices, including Zip Code)

(630) 438-3000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2009 Annual Incentive Compensation Plan

At its meeting held on March 17, 2009, the Board of Directors (the “Board”) of Midas, Inc. (the “Company”), upon the recommendation of its Compensation Committee (the “Committee”), approved the terms of the 2009 Annual Incentive Compensation Plan (the “2009 Plan”) for the Company’s executive officers and key employees, including its Chief Executive Officer. The 2009 Plan is intended to provide incentives to the 2009 Plan participants in the form of cash bonus payments for achieving certain specified performance goals.

The bonus target levels under the 2009 Plan range between 15% and 90% (or such greater percentage as may result from the enhancement features described below) of the applicable participant’s annual base salary, depending upon the participant’s salary grade within the Company. The bonus target levels for the Company’s officers under the 2009 Plan are as follows:

Title	Bonus Target Level*
Chief Executive Officer	90%
Executive Vice President	60%
Senior Vice Presidents	50%
Vice Presidents	35%

*	as a percentage of annual base salary

As previously noted, the foregoing bonus target levels are subject to the enhancement features described below.

The 2009 Plan is comprised of three components: (1) an Operating Income component (the “Operating Income Component”), which represents 50% of the 2009 Plan’s potential bonus payout, (2) a North American Comparable Shop Retail Sales Increase component (the “Retail Sales Component”), which represents 20% of the 2009 Plan’s potential bonus payout, and (3) an Individual Objectives component (the “Individual Objectives Component”), which represents the remaining 30% of the 2009 Plan’s potential bonus payout.

Bonus awards pursuant to the Operating Income Component are based upon the Company’s achievement of budgeted operating income of approximately $20,000,000 for 2009, which is then adjusted to exclude the impact of bonus accruals, restricted stock amortization expense, costs related to the expensing of stock options, gains and losses on asset sales, and restructuring costs (the “Financial Target”). In addition, the Operating Income Component contains a “2 for 1” enhancement feature whereby, for each 1% over the Financial Target achieved by the Company, an additional 2% is added to the target bonus award under the Operating Income Component. Similarly, for each 1% that the Company falls short of the Financial Target, the target bonus award under the Operating Income Component is reduced by 2%. The 2009 Plan specifically provides that no bonus awards are to be paid pursuant to the Operating Income Component unless the Company achieves at least 80% of the Financial Target (the “Financial Target Threshold”).

Bonus awards pursuant to the Retail Sales Component are based upon the Company’s achievement of a 2% comparable shop retail sales increase in North America for 2009 (the “Sales Target”). In addition, the Retail Sales Component contains an enhancement feature whereby, for each point over the 2% targeted increase in comparable shop retail sales achieved by the Company in North America, an additional 20% would be added to the target bonus award payable thereunder (up to a maximum of 160%). Similarly, for each 1% that the Company falls short of the 2% targeted increase, the target bonus award under the Sales Component would be reduced by 10% (with no payout thereunder if the comparable shop retail sales increase in North America is below 1% in 2009) (the “Sales Target Threshold”).

Bonus awards pursuant to the Individual Objectives Component are based upon a 2009 Plan participant’s achievement of specific individual objectives. Individual objectives are established by mutual agreement of the participant and his or her direct supervisor within the Company (or the Board, in the case of the Chief Executive Officer), and align with, and otherwise support and/or advance, the Company’s overall business strategy. The Individual Objectives Component of the 2009 Plan provides for a maximum achievement percentage of 150% in order to acknowledge and reward extraordinary efforts by the 2009 Plan participant in achieving particular individual objectives. Bonus awards pursuant to the Individual Objectives Component are not contingent upon the Company’s achievement of the Financial Target, the Sales Target or any other financial metrics.

The 2009 Plan provides for a maximum cap of 150% of a participant’s target bonus level, notwithstanding the above-described enhancement features under the Operating Income Component, the Retail Sales Component and the Individual Objectives Component.

The Committee oversees the 2009 Plan. All bonus awards made pursuant to the 2009 Plan are subject to the Committee’s approval. In addition, the Committee has sole authority to determine whether the Financial Target Threshold and the Sales Target Threshold have been achieved by the Company and, if so, the applicable bonus award percentages under the Operating Income Component and the Retail Sales Component resulting from the enhancement features described above. The 2009 Plan also provides the Committee with discretion to include or exclude significant one-time items in determining the level of achievement of the Financial Target and the Sales Target.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDAS, INC.

Date: March 19, 2009	/s/ William M. Guzik
	Name:	William M. Guzik
	Title:	Executive Vice President and Chief Financial Officer